PLAINS ALL AMERICAN PIPELINE, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
December 14, 2009

United States Securities and Exchange Commission	Via EDGAR and Facsimile
Division of Corporation Finance
100 F Street, N.E., Mail Stop 7010
Washington, D.C. 20549-7010
Attention: Mr. John Lucas
Re:	Request for Acceleration of Effectiveness of Registration Statement on Form S-3 (Registration No. 333-162476) of Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”)
Ladies and Gentlemen:
     Pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the Partnership hereby requests that the effectiveness of its Registration Statement on Form S-3 (Registration No. 333-162746) be accelerated so that the Registration Statement will become effective on Wednesday, December 16, 2009 at 11:00 a.m., New York time, or as soon as thereafter practicable. The Partnership hereby acknowledges that:
•	should the Securities and Exchange Commission (the “Commission”) or the staff of the Commission, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•	the action of the Commission or the staff of the Commission, acting pursuant to delegated authority, in declaring the filing effective does not relieve the Partnership from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	the Partnership may not assert comments of the staff of the Commission and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours, PLAINS ALL AMERICAN PIPELINE, L.P.
By:	PAA GP LLC, its general partner

By:	Plains AAP, L.P., its sole member

By:	Plains All American GP LLC, its general partner

By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President, General Counsel and Secretary

Securities and Exchange Commission
December 14, 2009

PLAINS MARKETING, L.P.
By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PLAINS PIPELINE, L.P.
By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PAA FINANCE CORP.
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PLAINS MARKETING GP INC.
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PLAINS MARKETING CANADA LLC
By:	Plains Marketing, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

Securities and Exchange Commission
December 14, 2009

PLAINS MARKETING CANADA, L.P.
By:	PMC (Nova Scotia) Company, its general partner

By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PMC (NOVA SCOTIA) COMPANY
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

RANCHO LPG HOLDINGS LLC
By:	Plains LPG Services, L.P., its sole member

By:	Plains LPG Services GP, LLC, its general partner

By:	Plains Marketing, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PACIFIC ENERGY GROUP LLC
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PACIFIC L.A. MARINE TERMINAL LLC
By:	Pacific Energy Group LLC, its sole member

By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

Securities and Exchange Commission
December 14, 2009

ROCKY MOUNTAIN PIPELINE SYSTEM LLC
By:	Pacific Energy Group LLC, its sole member
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Chief Executive Officer

PLAINS PRODUCTS TERMINALS LLC
By:	Plains Marketing, L.P., its sole member
By:	Plains Marketing GP Inc., its general partner
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PLAINS SOUTHCAP LLC
By:	Plains Pipeline, L.P., its sole member
By:	Plains Marketing GP Inc., its general partner
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PICSCO LLC
By:	Plains Marketing, L.P., its sole member
By:	Plains Marketing GP Inc., its general partner
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

Securities and Exchange Commission
December 14, 2009

PLAINS LPG SERVICES GP LLC
By:	Plains Marketing, L.P., its sole member
By:	Plains Marketing GP Inc., its general partner
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PLAINS LPG SERVICES, L.P.
By:	Plains LPG Services GP LLC, its general partner
By:	Plains Marketing, L.P., its sole member
By:	Plains Marketing GP Inc., its general partner
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

LONE STAR TRUCKING, LLC
By:	Plains LPG Services, L.P., its sole member
By:	Plains LPG Services GP LLC, its general partner
By:	Plains Marketing, L.P., its sole member
By:	Plains Marketing GP Inc., its general partner
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PLAINS MIDSTREAM GP LLC
By:	Plains Marketing, L.P., its sole member
By:	Plains Marketing GP Inc., its general partner
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

Securities and Exchange Commission
December 14, 2009

PLAINS MIDSTREAM, L.P.
By:	Plains Midstream GP LLC
By:	Plains Marketing, L.P., its sole member
By:	Plains Marketing GP Inc., its general partner
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

PLAINS MIDSTREAM CANADA ULC
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

AURORA PIPELINE COMPANY LTD.
By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President